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Exhibit (d)(3)

ADDENDUM: SUB-PLAN FOR FRANCE

Polycom, Inc.
1996 Stock Incentive Plan ("the Plan")
Additional Terms and Conditions for Employees Resident of France

The additional terms and conditions detailed below are to be read in conjunction with the rules of the Plan. The terms used herein are defined in the Stock Option Agreement for employees subject to the laws in France. Any terms not specifically defined in the Stock Option Agreement for employees subject to the laws in France have the same meaning as defined in the Plan.

1.
Notwithstanding any other provision of the Plan, options may only be granted to individuals (hereafter the "beneficiaries" or "Participants"):

•
having an employment contract with the French subsidiary or a Group company as defined below, upon the date of grant;

•
and/or to the non-employed directors having a management function [the "président-directeur général", the "directeur-général", the "members of the "directoire"] of the French subsidiary or a Group company as defined below, upon the date of grant.

  Options may not be issued under the French Sub-Plan to employees or executives owning upon the date of grant more than ten percent (10%) of the Company's capital shares.

  A Group company is a company having the following capital links with the granting Company:

  •
  At least 10% of the French subsidiary capital is held, directly or indirectly, by the granting Company, or

  •
  the French subsidiary directly or indirectly holds at least 10% of the granting Company's capital, or

  •
  at least 50% of the French subsidiary's capital is held, directly or indirectly by a company which holds, directly or indirectly, at least 50% of the granting Company's capital.

2.
Notwithstanding any other provision of the Plan, any option whose exercise price at the time of the grant of the option is less than 80% of the average stock exchange price during the twenty days preceding the related grant or 80% of the average repurchase price of its own shares held by the Company to be allocated to beneficiaries shall not be deemed to have been granted under this Sub-Plan.

3.
Notwithstanding any other provision of the Plan, options granted within a twenty (20) day period following a distribution of dividends or a capital increase of the Company shall not be deemed to have been granted under this Sub-Plan.

4.
Notwithstanding any other provision of the Plan, unless otherwise agreed by the Board or the applicable Committee, options will be exercisable under the vesting schedule set out in the Stock Option agreement for employees subject to the laws in France.

5.
Notwithstanding any other provision of the Plan, the exercise price shall remain unchanged. The exercise price can only be adjusted upon the occurrence of the events specified under July 24, 1966 corporate law (section 208-5) in accordance with French law.

6.
The total number of options granted and remaining unexercised (outstanding options) will never cover a number of shares exceeding one-third of the share capital of Polycom, Inc.

1

POLYCOM, INC.
1996 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
FOR EMPLOYEES SUBJECT TO THE LAWS IN FRANCE

RECITALS

    A.  The Board has adopted the Polycom, Inc. 1996 Stock Incentive Plan ("the Plan") for the purposes of retaining the services of selected Employees, non-employee members of the Board or of the board of directors of any Parents or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

    B.  The Board has decided to establish a Sub-Plan and a stock option agreement for employees subject to the laws in France for the purpose of granting options which qualify for the favorable income tax and social tax treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code.

    The terms and conditions specific to France are only applicable to those beneficiaries in France and do not affect the rights afforded to other beneficiary of Polycom, Inc. or other Group companies who are granted Options under the Plan.

    C.  Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan and the Sub-Plan in connection with the Corporation's grant of an option to Optionee.

    D.  All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix. It is intended that options granted to Employees subject to French laws shall qualify for the favorable tax and social treatment applicable to stock options granted under the French Commercial Code, and in accordance with the relevant provisions set forth by French tax and social security law and the relevant Public Rulings published by the French tax and social security authorities. The terms of the stock option agreement for employees subject to French laws and the attached appendix shall be interpreted accordingly.

    In the event of any conflict between the provisions of the present stock option agreement for employees subject to French laws and the Plan or the Sub Plan, the provisions of this stock option agreement shall prevail.

    NOW, THEREFORE, it is hereby agreed as follows:

    1.  Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 3 at the Exercise Price.

    The total number of options granted and remaining unexercised (outstanding options) will never cover a number of shares exceeding one-third of the share capital of Polycom, Inc. In the case of several stock option plans, the one-third ceiling is applicable to all plans collectively.

    2.  Vesting of Option. Subject to the terms and conditions of the Plan, the Sub-Plan and this Option Agreement, the Option shall vest and become exercisable according to the following schedule, provided that the Optionee has continuously provided services to the Corporation, or any Parent or Subsidiary of the Corporation, at all times during the relevant months:

  (a)
  25% becomes vested after the expiration of a one (1) year period from the date of grant (the "Initial Vesting Date");

  (b)
  50% after the expiration of a two (2) year period from the date of grant;

  (c)
  75% after the expiration of a three (3) year period from the date of grant; and

  (d)
  100% after the expiration of a four (4) year period from the date of grant.

The Board is authorized to unilaterally accelerate, reduce, lift or cancel the present vesting schedule, as may be necessary or desirable to comply with the French applicable social or tax laws.

    3.  Option Term. This option shall have a term of seven (7) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

    4.  Non-Transferability of Option. This option may not be transferred in any manner other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. The terms of the Plan, the Sub-Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

    5.  Restrictions on Transfer of Shares. Optionee shall not sell or otherwise transfer any Shares received under the Sub Plan and this Option Agreement until the expiration of the third year from the Initial Vesting Date (hereafter the Holding Period), unless otherwise provided by the Board.

    The Board of Directors is authorized to unilaterally accelerate, reduce, lift or cancel the present holding period, as may be necessary or desirable to comply with the French applicable social or tax laws.

    6.  Dates of Exercise. The option may be exercised only within the terms set out in your Notice of Grant, and may be exercised during such term only in accordance with the Plan, the Sub-Plan and the terms of this Option Agreement. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

    7.  Cessation of Service. The option term specified in Paragraph 3 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

      (I) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

The holding condition stated above (under Section "Restrictions on Transfer of Shares") is not applicable in the following cases:

    (a)
    Compulsory retirement provided that the beneficiary exercised his/her options at least three months before the notification of termination of his/her employment contract.

    (b)
    Dismissal provided that the beneficiary has exercised his/her options at least three months before he/she was notified of his/her dismissal.

      (II) Should Optionee die while this option is outstanding, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option. Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of (A) the expiration of the six (6)-month period measured from the date of Optionee's death or (B) the Expiration Date.

     (III) Should Optionee cease Service by reason of Permanent Disability as classified under the second or third category by Section L.341-4 of the French Social security Code (persons unable to engage in any professional activity and persons, being unable to engage in any professional activity, who need the assistance of a third for day-to-day needs) while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date. The holding period stated above (under Section "Restrictions on Transfer of Shares") is not applicable in this case.

     (IV) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee's cessation of Service for any reason, terminate and cease to be outstanding with respect to Option Shares in which Optionee is not otherwise at that time vested or for which this option is not otherwise at that time exercisable.

      (V) Should Optionee's Service be terminated for Misconduct, this option shall terminate immediately and cease to remain outstanding.

    8.  Special Acceleration of Option.

      (A) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock. No such acceleration of this option, however, shall occur if and to the extent: (i) this option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent pay-out in accordance with the option exercise schedule set forth in the Grant Notice. The determination of option comparability under clause (i) shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

      (B) Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

      (C) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

      (D) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    9.  Adjustment in Option Shares. In compliance with French law, the option price shall not be modified during the option's duration. However, adjustments to the option exercise price or number of shares subject to an option issued under the plan shall only be made in compliance with French law, in the case of restructuring transactions by the Company:

  (i)
  an increase, by cash contribution of the capital increase in cash reserved to its existing shareholders,

  (ii)
  an issuance of convertible or exchangeable bonds reserved to the Company's existing shareholders,

  (iii)
  a capitalization of premiums or earnings followed by a free distribution of shares,

  (iv)
  a distribution of retained earnings either in cash or in shares,

  (v)
  a reduction of corporate capital by set off against losses completed by the reduction of the number of shares.

    10. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

    11. Manner of Exercising Option.

      (A) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other authorized person or persons exercising the option after Optionee's death) must take the following actions:

        (I) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

        (II) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms, to the extent permitted by local law:

          (a) cash or check made payable to the Corporation;

          (b) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 13;

          (c) shares of Common Stock held by Optionee (or any other authorized person or persons exercising the option after Optionee's death) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

          (d) to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other authorized person or persons exercising the option after Optionee's death) shall concurrently provide irrevocable written instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable taxes required to be withheld by the Corporation by reason of such exercise or sale and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

          Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

       (III) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

       (IV) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable at the time of taxation of the option.

      (B) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other authorized person or persons exercising this option after Optionee's death) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

      (C) In no event may this option be exercised for any fractional shares.

    12. Compliance with Laws and Regulations.

      (A) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise, issuance or transfer.

      (B) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

    13. Successors and Assigns. The Corporation may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns.

    14. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

    15. Financing. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a promissory note payable to the Corporation. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

    16. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and the Sub-Plan and are in all respects limited by and subject to the terms of the Plan and the Sub-Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan, the Sub-Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

    17. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict of laws rules.

    18. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the

Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

    19. Leave of Absence. The following provisions shall apply upon the Optionee's commencement of an authorized leave of absence:

      (a) The vesting schedule in effect under the Grant Notice shall be frozen as of the first day of the authorized leave, and this option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

      (b) Should Optionee resume active Employee status within sixty (60) days after the start date of the authorized leave, Optionee shall, for purposes of the vesting schedule set forth in the Grant Notice, receive Service credit for the entire period of such leave. If Optionee does not resume active Employee status within such sixty (60)-day period, then no Service credit shall be given for the entire period of such leave.

      (c) In no event shall this option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

    20. No Guarantee of Continued Service. This option is not an employment or service contract, and nothing in this option shall be deemed to create in any way whatsoever any obligation on Optionee's part to continue in the employ of the Corporation or a Subsidiary, or of the Corporation or a Subsidiary to continue your employment. In addition, nothing in the option shall obligate the Corporation or a Subsidiary, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that Optionee might have as a Director or Consultant for the Corporation or an Subsidiary.

    21. Tax Withholding. There may be a tax liability upon the exercise of an option or disposition of shares. The Optionee may be treated as having received compensation income at the date of exercise of options or disposition of shares. The Corporation may be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of taxation, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of taxation.

    22. Tax Consequences. Optionee may suffer from adverse tax consequences as a result of Optionee's grant, vesting or exercise of this option or the disposition of Shares. Optionee represents that Optionee has consulted with any tax consultant(s) Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Corporation for any tax advice. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

    23. Entire Agreement. The Plan and the Sub-Plan are incorporated herein by reference. This Agreement, the Notice of Grant, the Plan, the Sub-Plan and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Corporation and Optionee. In the event of any conflict between the provisions of the Plan or the Sub-Plan, the provisions of the Plan or the Sub-Plan shall prevail.

    24. Acknowledgements. Optionee acknowledges receipt of, understands and agrees to the terms of this Option Agreement, the 1996 Equity Incentive Plan (the "Plan") and the Sub-Plan. In addition to the above terms, Optionee understands and agrees to the following:

  (a)
  Optionee acknowledges that as of the date of this Option, such Option, the Plan and the Sub-Plan set forth the entire understanding between Optionee and the Corporation and its Subsidiaries regarding the acquisition of stock in the Corporation and supercedes all prior oral and written agreements pertaining to this option.

  (b)
  Optionee acknowledges that in order to perform its requirements under this Plan, the Corporation and its Subsidiaries may process sensitive personal data about Optionee. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Optionee. Optionee hereby gives explicit consent to the Corporation to process any such personal data and/or sensitive personal data. Optionee also hereby gives explicit consent to the Corporation to transfer any such personal data and/or sensitive personal data outside the country in which Optionee is employed, and to the United States. The legal persons for whom such personal data are intended are Polycom, Inc. and [Insert Name of Broker]. Optionee has been informed of his/her right of access and correction to his/her personal data by applying to [Insert Name of Plan Administrator].

  (c)
  Optionee authorizes the Corporation or its Subsidiaries to withhold from my compensation the amount, if necessary, to meet any applicable tax withholding obligation. Optionee agrees that the Corporation may require Optionee to enter an arrangement providing for the payment to the Corporation of any tax withholding obligation of the Corporation or its Subsidiaries arising by reason of his/her participation in the Plan, or by the disposition of Shares acquired through participation in the Plan.

  (d)
  Optionee understands that Polycom, Inc. has reserved the right to amend or terminate the Plan at any time, and that the grant of an option under the Plan at one time does not in any way obligate Polycom, Inc. or its Subsidiaries to grant additional options in any future year or in any given amount. Optionee acknowledges and understands that the grant of this Option and any future options granted under the Plan is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

ADOPTION

    The Sub Plan and the stock option agreement for employees subject to French laws have been adopted on (to be completed)            by action by written consent of the Board of Directors, duly authorized.

EXHIBIT I

NOTICE OF EXERCISE

    I hereby notify Polycom, Inc. (the "Corporation") that I elect to purchase            shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $         per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under one of the Corporation's Stock Incentive Plan on                        , 199  .

    Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

Date	, 2001
Optionee
Address:

Social Security Number:
Print name in exact manner it is to appear on the stock certificate:
If shares are to be sent to a stock broker, complete the following (if left blank, certificate will be mailed to the address above):
Brokerage Firm Name:
Contact at Brokerage Firm:
Fax #:
Brokerage Account #:
Broker DTC Participation #:

APPENDIX

    The following definitions shall be in effect under the Agreement:

    A.  Agreement shall mean this Stock Option Agreement.

    B.  Board shall mean the Corporation's Board of Directors.

    C.  Code shall mean the United States Internal Revenue Code of 1986, as amended.

    D.  Common Stock shall mean the Corporation's common stock.

    E.  Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

      (I) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

      (II) the sale, transfer or other disposition of all or substantially all ofthe Corporation's assets in complete liquidation or dissolution of the Corporation.

    F.  Corporation shall mean Polycom, Inc., a Delaware corporation.

    G.  Domestic Relations Order shall mean any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable U.S. State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

    H.  Employee means any person employed by the Corporation or its Subsidiaries in a salaried position who is subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance; and who does not own, upon any grant date, more than 10% of the voting rights of all classes of stock of the Corporation. Notwithstanding any other provision of the Plan, options may only be granted to individuals (hereafter the "beneficiaries" or "Participants"):

  •
  having an employment contract with the French subsidiary upon the date of grant (or a Group company as defined below) upon any grant date;

  •
  and/or to the non-employed directors having a management function [the "président-directeur général", the "directeur-général", the "members of the "directoire"] of the French subsidiary upon the date of grant (or a Group company as defined below) upon any grant date and are incorporated in this definition of Employee.

    I.  Exercise Date shall mean the date on which all or a portion of an option becomes exercisable in accordance with Paragraph 9 of the Agreement.

    J.  Exercise Price shall mean the exercise price per share as specified in the Grant Notice. Notwithstanding any other provision of the Plan, the Sub Plan, the Grant Notice and/or any other contractual document in relation with the Plan, the Sub Plan and/or the Grant Notice, the company being publicly listed, the exercise price cannot be lower than:

  •
  80% of the average listed price during the twenty (20) stock exchange trading days preceding the grant,

  •
  and, in case of options to purchase treasury shares, 80% of the average actual repurchase price of its own shares held by the granting Company and to be allocated to the beneficiaries.

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Notwithstanding any other provision of the Plan, no option to purchase treasury share shall be granted to the beneficiaries more than a year after the pre-purchase by the Company of the underlying share.

    K.  Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

    L.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

      (I) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

      (II) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    M. Grant Date shall mean the date on which the Board of Directors designates the optionee and the terms and conditions of the Option including the number of shares and the Option price.

    N.  Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

    O.  Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

    P.  Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

    Q.  Non-Statutory Option shall mean an option not intended to satisfy the requirements of the United States Internal Revenue Code Section 422.

    R.  Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

    S.  Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

    T.  Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

    U.  Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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    V.  Permanent Disability shall mean disability as classified under the Second or Third category by Section L.341-4 of the French Social security Code, i.e. persons unable to engage in any professional activity and persons, being unable to engage in any professional activity, who need the assistance of a third for day-to-day needs..

    W.  Plan shall mean the Corporation's 1996 Stock Incentive Plan.

    X.  Plan Administrator shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for the administration of the Plan.

    Y.  Qualified Domestic Relations Order shall mean a Domestic Relations Order which substantially complies with the requirements of the U.S. Code Section 414(p). The Plan Administrator shall have the sole discretion to determine whether a Domestic Relations Order is a Qualified Domestic Relations Order.

    Z.  Service shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee

    AA. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

    BB. Sub-Plan shall mean the addendum to the Polycom, Inc 1996 Stock Incentive Plan relating and providing for the grant of options to employees subject to the laws in France.

    CC. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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QuickLinks

  Exhibit (d)(3)
ADDENDUM: SUB-PLAN FOR FRANCE
Polycom, Inc. 1996 Stock Incentive Plan ("the Plan") Additional Terms and Conditions for Employees Resident of France
POLYCOM, INC. 1996 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT FOR EMPLOYEES SUBJECT TO THE LAWS IN FRANCE
EXHIBIT I
APPENDIX